Exhibit 10.1

UNITED THERAPEUTICS CORPORATION

SHARE TRACKING AWARDS PLAN

ARTICLE 1.

PURPOSE

United Therapeutics Corporation (the “Company”) hereby adopts this Share Tracking Awards Plan (the “Plan”).  The purpose of this Plan is to promote the success, and enhance the value, of the Company by linking the personal interests of its eligible directors, officers, employees and consultants to those of Company shareholders and by providing its eligible directors, officers, employees and consultants with an additional incentive for outstanding performance.  This Plan is further intended to provide flexibility to the Company in its ability to motivate, attract, and retain the services of employees upon whose judgment, interest, and special effort the successful conduct of the Company’s operation is largely dependent.  Accordingly, this Plan permits the grant of the right to receive the Appreciation with respect to Share Tracking Awards (each as defined below) from time to time to selected directors, officers, employees and consultants of the Company and its subsidiaries.

ARTICLE 2.

DEFINITIONS

When appearing in this Plan with the initial letter capitalized, and the word or phrase does not commence a sentence, the word or phrase shall generally be given the meaning ascribed to it in this Article 2, unless a clearly different meaning is required by the context.  The following words and phrases shall have the following meanings:

2.1.                            “Administrator” means the Compensation Committee of the Board.

2.2.                            “Appreciation” means the positive difference (if any) between the Fair Market Value of a Share Tracking Award on the Exercise Date and the Fair Market Value of a Share Tracking Award on the Grant Date.

2.3.                            “Award” or “Share Tracking Award” means a contractual right to receive an amount in cash equal to the Appreciation of a share of Common Stock on the Exercise Date.

2.4.                            “Award Agreement” means an agreement entered into between the Company and the Participant evidencing the terms of Share Tracking Awards.

2.5.                            “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6.                            “Change of Control” means, and shall be deemed to have occurred:

(a)                                  upon (i) the commencement of a public tender offer for all or any portion of the Company’s Common Stock, (ii) a proposal to merge, consolidate or otherwise combine with another company is submitted to the shareholders of the Company for approval, or (iii) the Board approving any transaction or event that would constitute a change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the Exchange Act;

(b)                                 if any person or group (as used in Section 13(d) of the Exchange Act) (other than the Company, any trustee or other fiduciary holding securities under an employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than 30% of (a) the shares of the Company’s Common Stock then outstanding or (b) the combined voting power (other than in the election of directors) of all voting securities of the Company then outstanding;

(c)                                  if, during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board, and any director whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason (other than death or disability) to constitute at least a majority thereof; or

(d)                                 upon the complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a liquidation of the Company into a wholly-owned subsidiary.

2.7.                            “Code” means the Internal Revenue Code of 1986, as amended, and rules and regulations issued thereunder.

2.8.                            “Common Stock” means the United Therapeutics Corporation par value common stock of the Company.

2.9.                            “Company” means United Therapeutics Corporation.

2.10.                     “Eligible Individual” shall mean any full-time employee of the Company or any of its subsidiaries. An individual will be treated as an employee of the Company or any of its subsidiaries if there exists between the individual and the Company or any of its subsidiaries the legal relationship of employer and employee.  In addition, Eligible Individual includes a director or consultant of the Company, or any of its subsidiaries.

2.11.                     “Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor statutes or regulations of similar purpose or effect.

2.12                        “Exercise Date” means the date on which a Participant delivers a complete signed Award exercise form to the Company as set forth in the applicable Award Agreement.

2.13                        “Fair Market Value” of a Share Tracking Award (a) as of the Grant Date shall be the closing price of a share of Common Stock on the principal exchange on which shares of

Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange); and (b) as of the Exercise Date shall be the closing price of a share of Common Stock on the principal exchange on which shares of Common Stock are then trading, if any (or as reported on any composite index which includes such principal exchange).  If shares are not traded on a Grant Date or an Exercise Date, the Fair Market Value of a share of Common Stock shall be the closing price on the preceding trading date.  If Common Stock is not publicly traded on an exchange and not quoted on Nasdaq or a successor quotation system, the Fair Market Value of a share of Common Stock shall be established by the Administrator in good faith.

2.14                        “Grant Date” means the date an Award is granted to a Participant.

2.15                        “Participant” means an Eligible Individual who has received an Award that has not been settled, cancelled or forfeited.

2.16                        “Person” means any individual, partnership, joint venture, corporation, company, firm, group or other entity.

2.17                        “Plan” means this United Therapeutics Corporation Share Tracking Awards Plan, as amended from time to time.

2.18                        “Securities Act” means the Securities Act of 1933, as amended, and any successor statutes or regulations of similar purpose or effect.

2.19                        “Total Disability” means that, in the Company’s reasonable judgment, either (a) the Participant has been unable to perform Employee’s duties because of a physical or mental impairment for 80% or more of the normal working days during six consecutive calendar months or 50% or more of the normal working days during twelve consecutive calendar months, or (b) the Participant has become totally and permanently incapable of performing the usual duties of his or her employment with the Company on account of a physical or mental impairment.

ARTICLE 3.

ADMINISTRATION OF THIS PLAN

3.1.                            Duties and Powers of the Administrator.  This Plan shall be administered by the Administrator.  Any action of the Administrator may be taken by a written instrument signed by all of the members of the Administrator and any action so taken by written consent shall be as fully effective as if it had been taken by a majority of the members at a meeting duly called and held.  Subject to the provisions of this Plan, the Administrator shall have full and final authority, in its discretion, to take action with respect to this Plan including, without limitation, the authority to (i) determine the terms and provisions of Share Tracking Awards made pursuant to this Plan, including without limitation the terms, methods of exercise, methods of settlement, form of consideration payable in settlement, and any other terms and conditions of any Award; (ii) to establish, amend and rescind rules and regulations for the administration of this Plan; and (iii) to construe and interpret this Plan and Award Agreements, the rules and regulations, and to make all other determinations deemed necessary or advisable for administering this Plan.  The decisions and interpretations of the Administrator with respect to any matter concerning this Plan or any Award shall be final, conclusive, and binding on all parties who have an interest in this Plan or such Award.  Any such interpretations, rules, and administration shall be consistent with the basic purposes of this Plan.  No member of the Administrator shall be liable while acting as such for any action or determination made in good faith with respect to this Plan or any Award.  No individual member of the Administrator shall have any right to vote or decide upon any matter relating solely to himself or to any of his exclusive rights or benefits under this Plan (except that such member may sign unanimous written consent to resolutions adopted or other actions taken without a meeting).

3.2.                            Delegation.  Notwithstanding the other provisions of Section 3.1, the Administrator may delegate to one or more officers of the Company the authority to grant Share Tracking Awards, and to make any or all of the determinations reserved for the Administrator of this Plan and summarized in Section 3.1 with respect to such Share Tracking Awards subject to any restrictions imposed by Applicable Laws (including, but not limited to, Rule 16b-3 adopted under Section 16 of the Exchange Act and Section 162(m) of the Code), and such terms and conditions as may be established by the Administrator.  To the extent that the Administrator has delegated authority to grant Share Tracking Awards pursuant to this Section 3.2 to one or more officers of the Company, references to the Administrator shall include references to such officer or officers, subject, however, to the requirements of this Plan, Rule 16b-3, Section 162(m) of the Code and other Applicable Laws.

3.3.                            Expenses; Professional Assistance.  All expenses and liabilities incurred by the Administrator in connection with the administration of this Plan shall be borne by the Company.  The Administrator may employ attorneys, consultants, accountants, appraisers, brokers, or other persons.  The Administrator, the Company and the officers and directors of the Company shall be entitled to rely upon the advice, opinions, or valuations of any such persons.

ARTICLE 4.

ELIGIBILITY

An Award may be granted by the Administrator to any Eligible Individual at any time.

ARTICLE 5.

AWARDS

5.1.                            Share Tracking Awards.  The maximum number of Share Tracking Awards available under this Plan shall be 3,000,000, subject to adjustment as provided in Article 7.  Any Share Tracking Award which, for any reason, expires, is cancelled, is forfeited or is otherwise terminated unexercised as to such shares may again be subject to a Share Tracking Award granted under this Plan.  No shares of Common Stock shall be issued pursuant to this Plan and payments made under this Plan, if at all, shall be made solely in cash.

5.2.                            Grant of Awards.  Subject to the provisions of Article 14, the Administrator may, in its sole and absolute discretion, at any time and from time to time grant Share Tracking Awards to any Eligible Individual who has been selected by the Administrator to receive an Award.  The Administrator shall determine the number of Share Tracking Awards to be granted, which may, in its sole and absolute discretion, vary for each Eligible Individual.  Each Award shall be evidenced by an Award Agreement containing such terms and conditions, not inconsistent with this Plan, as the Administrator shall approve.  An Award shall become effective upon the execution by the Eligible Individual of an Award Agreement, acknowledging the terms and conditions of the Award.

5.3.                            Accounts.  The Appreciation on any Share Tracking Awards awarded to a Participant shall be credited to a notional account to be maintained on behalf of such Participant.

5.4.                            Vesting.  Unless otherwise determined by the Administrator, each Share Tracking Award shall partially vest in one-third increments on each of the first three anniversaries of the Grant Date (subject to the Eligible Individual continuing to be employed or otherwise providing services to the Company or a subsidiary through the applicable vesting date), and shall fully vest on the earliest to occur of the following:

(i)                                    the date of a Change of Control; provided, however, that the Administrator in its sole discretion shall subsequently declare that all Share Tracking Awards shall fully vest as of such date;

(ii)                                 the third anniversary of the Grant Date of such Share Tracking Award, provided that the Participant continues to be employed in any capacity or otherwise provides services to the Company or a subsidiary through such date;

(iii)                              the date of the Participant’s death while employed in any capacity by the Company; or

(iv)                             the date of the Participant’s Total Disability.

Unless otherwise determined by the Administrator, any Share Tracking Award that is not vested upon the date of a Participant’s termination of employment with the Company shall be forfeited, and no payment shall be made with respect thereto.

5.5                               Expiration.   Unless otherwise determined by the Administrator, a Share Tracking Award shall expire and shall no longer be exercisable on the tenth anniversary of the Grant Date.

ARTICLE 6.

SETTLEMENT OF SHARE TRACKING AWARDS

Generally, the Participant shall be entitled to receive an amount equal to the Appreciation of each vested Share Tracking Award granted to such Participant in the next Company payroll cycle following the Exercise Date, less any required withholdings.  No shares of Common Stock shall be issued pursuant to this Plan and payments made under this Plan, if at all, shall be made solely in cash.  In the event an amount becomes payable pursuant to this Article 6 on account of the Participant’s termination of employment due to death, or the Participant becomes entitled to receive an amount pursuant to this Article 6 and he dies prior to receiving the amounts to which he is due, then the amounts payable pursuant to this Article 6 shall be made to the beneficiary or beneficiaries (which may include individuals, trusts or other legal entities) designated by the

Participant pursuant to procedures adopted by the Administrator.  If the Participant fails to designate a beneficiary or fails to file a valid beneficiary designation with the Administrator prior to his death, such amounts shall be made to his estate.

ARTICLE 7.

DILUTION AND OTHER ADJUSTMENTS

In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, reorganization, combination or exchange of shares, or other similar corporate change, the Administrator shall make such adjustments in the number of Share Tracking Awards reserved under this Plan and the number of Awards with respect to any Participant, as are necessary to prevent dilution or enlargement of an Award.  Such adjustments shall be conclusive and binding upon all parties concerned.

ARTICLE 8.

CANCELLATION OF AWARDS

The Administrator may cancel all or any part of a Share Tracking Award with the written consent of the Participant holding such Award.  In the event of any cancellation, all rights of the Participant in respect of such cancelled Award shall terminate.

ARTICLE 9.

MISCELLANEOUS PROVISIONS

9.1.                            Assignment and Transfer.  Share Tracking Awards shall not be transferable other than by will or the laws of descent and distribution and may be realized, during the lifetime of the Participant, only by the Participant or by his or her guardian or legal representative.  No Award or interest or right therein shall be liable for the debts, contracts, or engagements of the Participant or his successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment, or any other means whether such disposition be voluntary or involuntary or by operation of law, by judgment, levy, attachment, garnishment, or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect, except to the extent that such disposition is permitted by the preceding sentence.

9.2.                            No Right to Awards or Employment.  No Eligible Individual, Participant or other person shall have any claim or right to be granted a Share Tracking Award, and neither the Company nor the Administrator is obligated to treat Eligible Individuals or Participants uniformly.  Under no circumstances shall the terms of this Plan constitute a contract of continuing employment or in any manner obligate the Company to continue or discontinue the service relationship with an Eligible Individual or Participant, or to change the policies of the Company regarding termination of service.  Except as otherwise provided in this Plan or in an Award Agreement, all rights of a Participant with respect to an Award shall terminate upon termination of his or her service to the Company and its subsidiaries. No payment under this Plan shall be taken into account in determining any benefits under any pension, retirement, savings, profit sharing, group insurance, welfare or benefit plan of the Company.

9.3.                            Source of Payments; General Creditor Status.  The obligations of the Company to make payments hereunder shall constitute a liability of the Company to the Participant.  Such payments shall be from the general funds of the Company, and the Company shall not be required to establish or maintain any special or separate fund, or otherwise to segregate assets to assure that such payments shall be made, and neither the Participant nor any other person shall have any interest in any particular asset of the Company by reason of its obligations hereunder.  Nothing contained in this Plan shall create or be construed as creating a trust of any kind or any other fiduciary relationship between the Company and the Participant or any other person.  To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.

9.4.                            Withholding.  The Company shall have the right to deduct from payment of a Share Tracking Award any taxes required by law to be withheld from the Participant with respect to such payment.

9.5.                            Securities Laws.  Each Share Tracking Award shall be subject to the condition that such Award may not be settled if the Administrator determines that the settlement of such Award may violate the Securities Act, the Exchange Act or any other applicable law or requirement of any governmental authority (“Applicable Laws”).  The Company shall not be deemed by any reason of the granting of any Award to have any obligation to register the Awards under the Securities Act or to maintain in effect any registration of such Awards that may be made at any time under the Securities Act.

9.6.                            Shareholder Rights.  A Participant shall not have any dividend, voting, or other shareholder rights by reason of a grant of a Share Tracking Award or settlement of an Award.

9.7.                            Severability.  Whenever possible, each provision in this Plan and in every Share Tracking Award Agreement shall be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Plan or any Award Agreement made thereunder shall be held to be prohibited by or invalid under Applicable Laws, then (i) such provision shall be deemed amended to, and to have contained from the outset such language shall be necessary to, accomplish the objectives of the provision as originally written to the fullest extent permitted by law, and (ii) all other provisions of this Plan and every Award Agreement shall remain in full force and effect.

9.8.                            Governing Law.  This Plan and the performance hereunder and all suits and special proceedings hereunder shall be governed by and construed in accordance with and under and pursuant to the laws of the State of Delaware without regard to conflicts of law principles thereof, except as superseded by applicable federal law.

9.9.                            Section 16(b) Compliance.  If and to the extent that any Participants in this Plan are subject to Section 16(b) of the Exchange Act, it is the general intention of the Company that transactions under this Plan shall comply with Rule 16b-3 under the Exchange Act and that this Plan shall be construed in favor of such Plan transactions meeting the requirements of Rule 16b-3 or any successor rules thereto.  Notwithstanding anything in this Plan to the contrary, the Administrator, in its sole and absolute discretion, may bifurcate this Plan so as to restrict, limit or condition the use of any provision of this Plan to Participants who are officers or directors subject to Section 16 of the Exchange Act without so restricting, limiting or conditioning this Plan with respect to other Participants.

9.10.                     Gender and Number.  Except where otherwise indicated by the context, words in any gender shall include any other gender, words in the singular shall include the plural and words in the plural shall include the singular.

9.11                        Titles and Headings.  The titles and headings of the Sections in this Plan are for convenience of reference only, and in the event of any conflict, the text of this Plan, rather than such titles or headings, shall control.

ARTICLE 10.

AMENDMENT AND TERMINATION

10.1.                     Amendment and Termination.  This Plan may be amended, altered and/or terminated at any time by the Board.  Any Share Tracking Award may be amended, altered and/or terminated at any time by the Administrator, provided, however, that any such amendment, alteration or termination of an Award shall not, without the consent of the Participant, materially adversely affect the rights of the Participant with respect to the Award.

10.2.                     Unilateral Authority of Administrator to Modify Plan and Awards.  Notwithstanding Section 10.1, the following provisions shall apply:

(a)                                  The Administrator shall have unilateral authority to amend this Plan and any Share Tracking Award without Participant consent to the extent necessary to comply with Applicable Laws or changes to Applicable Laws (including but not limited to Code Section 409A or related regulations or other guidance and federal securities laws).

(b)                                 The Administrator shall have unilateral authority to make adjustments to the terms and conditions of Awards in recognition of unusual or nonrecurring events affecting the Company, or the financial statements of the Company, or of changes in accounting principles, if the Administrator determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under this Plan or necessary or appropriate to comply with applicable accounting principles.

ARTICLE 11.

COMPLIANCE WITH SECTION 409A

Share Tracking Awards are intended to satisfy the “stock rights” exception to the application of Section 409A of the Code and shall be interpreted accordingly.

ARTICLE 12.

SUCCESSORS

This Plan shall bind any successor of or to the Company, the Company’s assets or the Company’s businesses (whether direct or indirect, by purchase of such assets or businesses,

merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place.  In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.  The term “Company,” as used in this Plan, shall mean the Company as hereinbefore defined and any successor or assignee to the business or assets which by reason hereof becomes bound by this Plan.  This Plan shall bind the Participants, their executors, administrators, personal representatives and beneficiaries.

ARTICLE 13.

RIGHT OF OFFSET

Notwithstanding any other provision of this Plan to the contrary, to the extent permitted by Section 409A of the Code, the Company may reduce the amount of any payment otherwise payable to or on behalf of a Participant by the amount of any obligation of the Participant to or on behalf of the Company that is or becomes due and payable, and the Participant shall be deemed to have consented to such reduction.

ARTICLE 14.

EFFECTIVE DATE OF THIS PLAN

This Plan shall become effective as of June 1, 2008.  Share Tracking Awards may be granted under this Plan on and after the effective date until the termination of this Plan by the Company in accordance with Article 10.  Awards outstanding as of the termination date shall continue in accordance with their terms, unless otherwise provided in this Plan or an Award Agreement.